Exhibit 10.2
Execution Copy, 12 April 2010
AGREEMENT ON STOCK FINANCING AND FINANCING OF ACQUISITION OF GOODS
SIGNED BY AND BETWEEN:
1.
The private company with limited liability Constar International Holland (Plastics) B.V. (Company number 09046375), incorporated and existing under the laws of the Netherlands, with its registered office at Didam and its principal place of business in (6902 PA) Zevenaar at Hengelder 42, further also referred to as “the Client”;

2.
The private company with limited liability ING Commercial Finance B.V. (Company number 30201094), incorporated and existing under the laws of the Netherlands, with its registered office at Amsterdam and its principal place of business in (3981 AZ) Bunnik, Runnenburg 30, further also referred to as “ING ComFin”;

WHEARAS:
(i)	Further to the conduct of business operations the Client wishes to obtain a credit facility which will allow purchase and/or storage of raw materials, semi-finished products and final products;

(ii)	ING ComFin is ready to provide to the Client such credit facility provided the below conditions are satisfied:
THE PARTIES HEREBY ENTER INTO THE AGREEMENT
This Agreement and any and all other agreements or contracts resulting from or related to this Agreement are subject to the General Terms and Conditions governing Financing and Services attached hereto as Attachment 1 (“General Conditions”) and a standard list of tariffs of ING ComFin attached hereto as Attachment 2 (“List of Standard Tariffs”), unless expressly specified otherwise.
Purpose of stock financing and/or financing of acquisition of goods
1.
ING ComFin will make available to the Client, subject to the below terms and conditions, a credit facility to finance stock and/or acquisition of raw materials, semi-finished products and final products and/or for any other purpose in connection with the standard business operation of the Client (“stock financing and/or financing of acquisition of goods”).

2.
The Client may use the stock financing and/or financing of acquisition of goods exclusively for the mutually agreed purpose further specified in Article 1 or for loans to the extent permitted by Article 4.5 of the FSA.

3.
Subject to other provisions of this Agreement, the Client is – in particular if financing facility is granted for the acquisition of raw materials, semi-finished products and final products – obliged to effect that the financial settlement of such acquisition goes entirely through the account into which ING ComFin makes available the financing under this Agreement and to immediately make available to ING ComFin, without prior request to do so, all documents related to such process.

4.
ING ComFin will fulfill its obligations towards the Client pursuant to this Agreement only after ING ComFin, or any other third parties designated by ING ComFin, has reviewed and opinionated both the portfolio of orders and debtors as well as the stock stored by the Client, which review will take place as set out in Article 6 through Article 8 of this Agreement.

5.
ING ComFin expressly reserves the right to withhold consent and to refuse to finance each stock storage transaction and/or goods acquisition transaction presented by the Client as subject of financing.

6.
The scope of stock financing and/or financing of acquisition of goods will be determined by ING ComFin (or any third parties designated by ING ComFin, acting in accordance with this Agreement) [based on value estimation of current stock conducted by the Client at a given time, in consideration of any rights of retention of title (retentierecht) and claims (trade law) of any third parties in relation to the stock and in consideration of any liabilities contracted by ING ComFin for the benefit of the Client within the goods acquisition financing project, which will result in stock formation of the Client or at the Client’s premises. ING ComFin has a right, acting reasonably, to turn down the value estimation prepared (provided) by the Client.

Initials:
293/Stock financing agreement (ADJUSTED)/version 1/2009

Before stock financing and/or financing of goods acquisition is processed pursuant to this Agreement, the Client will make available to ING ComFin a cash flow forecast and data on the portfolio of orders and debtors of the Client.

7.
Further to other provisions of this Agreement, the scope of stock financing and/or financing of acquisition of goods should be maximally equal to the percentage value of the current acquisition value of stock stored by the Client provided in Attachment 3 to the absolute maximal amount provided in Attachment 3.

“Acquisition value” will be the value described in Attachment 3.

8.
When estimating the value described in Article 6 and 7, ING ComFin or any other third parties designated by ING ComFin, acting in accordance with this Agreement, will use the calculation standard provided in Attachment 3.

ING ComFin expressly reserves the right to change the calculation standard at any time and with immediate effect and to adjust the scope of stock financing facility and/or financing facility of acquisition of goods extended to the Client. In such event Client may terminate this Agreement under the same conditions described in article 4.1 of the Financing and Service Agreement (and Master Agreement of Pledge (“FSA”).

Availability of stock financing and/or financing of acquisition of goods
9.
Stock financing and/or financing of acquisition of goods will be made available to the Client by ING ComFin by way of an account (“loan account”) held by the Client at ING ComFin and the financing facility will be connected to and constitute an integrity with any other current or future financing facilities extended to the Client by ING ComFin, notwithstanding Article 12 through 14 inclusive of this Agreement.

Obligations of the Client (information disclosure)
10.1
In order to make it possible for ING ComFin to determine the scope of stock financing and/or financing of acquisition of goods, the Client shall disclose to ING ComFin the following information, as often as indicated in Attachment 3 and as often may be requested by ING ComFin within 3 business days after receipt of such request to do so:

•	the current volume, content and structure of the stock stored by the Client,

•	the current volume, content and structure of portfolio of orders of the Client,

•	the current status and structure of open claims of any creditors of the Clients,

•	permissions, exemptions, authorizations etc. (amount designation, import permissions etc.) necessary to process an acquisition transaction of the Client.
10.2
The Client will, upon first request, ensure to ING ComFin access at reasonable times to the enterprise of the Client, or as the case may be, to premises where stock financed by ING ComFin further to this Agreement is located, in order to make it possible to ING ComFin to verify fulfilment by the Client of Client’s obligations pursuant of this Agreement; provided that such access shall not be required any more frequently than 2 times per year (unless any of the events occur that result in exigibility as set out in Article 18.1 of the General Conditions), shall be conducted in compliance with all of Client’s safety rules and so as not to unreasonably interfere with the business operations of Client.

For the purpose of Article 10.2, ING ComFin will include any third parties designated by ING ComFin with the prior written consent of Client (which such consent shall not be unreasonably withheld).

10.3
Any and all costs borne by ING ComFin in order to exercise rights subject to this Article, inter alia, costs of third parties shall be borne by the Client. The Client hereby irrevocably and unconditionally authorizes ING ComFin to deduct said costs and to settle them with any accounts receivable from the Client and/or claims of the Client to ING ComFin.

11.
The Client is also obliged to promptly inform ING ComFin about, and allow ING ComFin to check, any discrepancies between the scope of stock financing and/or financing of acquisition of goods provided by ING ComFin and the actual portfolio of orders and debtors as well as the stock stored by the Client on the basis whereof ING ComFin provided the financing. If ING ComFin (irrespective of information made available to ING ComFin by the Client) finds any discrepancies within the meaning of this Article, ING ComFin has a right to adjust the stock financing and/or financing of acquisition of goods to the current status at a given time with immediate effect following consultation with Client.

ING ComFin agrees that all non-public information regarding Client, its operations, assets and existing and contemplated business plans shall be treated by ING ComFin in a confidential manner, and shall not be disclosed by ING ComFin to persons

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who are not parties to this Agreement, except: (i) to attorneys for and other advisors, accountants, auditors, and consultants to ING ComFin, (ii) as may be required by statute, decision, or judicial or administrative order, rule, or regulation, (iii) as may be agreed to in advance by Client or as requested or required by any governmental authority pursuant to any subpoena or other legal process, (iv) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by ING ComFin) and (v) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement.

Termination of agreement; termination of stock financing and/or financing of acquisition of goods
12.
This Agreement enters into force on the commencement date set out in article 15.1 of the FSA and/or this Agreement and is entered into for a contract period of 2 years. At the end of this period, or of an extension period, the term of this Agreement shall automatically be renewed each time with a period of one year, unless this Agreement is terminated by one of the parties thereby taking into account the notice period in Article 15.3 FSA and/or this Agreement and the provisions referred to in the General Terms and Conditions.

Any liability of ING ComFin towards the Client with respect to termination of this Agreement or stock financing and/or financing of acquisition of goods in accordance with Article 12 is expressly excluded. Any liability of Client towards ING ComFin with respect to termination of this Agreement or stock financing and/or financing of acquisition of goods in accordance with Article 12 is expressly excluded.

13.
In case of termination of this Agreement and stock financing and/or financing of acquisition of goods in accordance with Article 12, the Client shall return to ING ComFin, on the effective day of termination the latest, all outstanding borrowings hereunder as at that day, together with any outstanding debit interest and costs due hereunder, if applicable.

14.
In case of termination of this Agreement or stock financing and/or financing of acquisition of goods in accordance with Article 12, ING ComFin has a right to immediately deduct, at the effective moment of termination, the open debit balance (together with outstanding interest and costs due hereunder) from due claims of the Client, if any, towards ING ComFin hereunder. Entitlement of the Client to settle any claims of the Client towards ING ComFin with debts of the Client due to ING ComFin, irrespective of title of such debts, are expressly excluded.

Immediate enforceability of stock financing and/or financing of acquisition of goods
15.
Total debit balance (together with all due debit interest and costs, if any at a given moment) of the stock financing facility and/or financing of acquisition of goods extended to the Client will be enforced immediately and without prior termination, notice or other formalities and ING ComFin shall not be liable to pay any compensation to the Client if:

a.
The Client does not fulfill his obligations pursuant to this Agreement in any material respect or if the Client acts at variance with the provisions of this Agreement in any material respect, and the foregoing is not remedied within 10 business days after written notice is served by ING ComFin to Client and within 3 business days in the case of a payment default without a written notice being required;

b.
The maximal financing of stock and/or goods acquisition according to Article 6 through 8 inclusive is exceeded and the Client does not remedy the excessive use of financing within one week after written notice is served by ING ComFin to Client;

c.	The Client:
•	moved its registered office out of the Netherlands,

•	was wound-up, liquidated, divided or merged,

•	filed a petition for bankruptcy itself or such a petition was filed by third parties and not withdrawn or vacated within 10 business days,

•	requests temporary determent of payment (voorlopige surséance van betaling),

•	offers (in secret) an agreement to its creditors (onderhands aankoord aanbieden) or convenes a meeting of creditors for that purpose,

•	the shareholders of Client adopt or give consent to adoption of a resolution on winding-up or liquidation of Client (during a meeting of shareholders),

•	discontinues in full or in substantial part the business operation of Client.
d.
The assets of the Client are subject to an order, were seized and the seizure lasts for at least one month or if a material portion of the assets of the Client are used involuntarily to pay compensation to creditors;

e.
A material portion of the assets used to secure the stock financing and/or financing of acquisition of goods were stolen, expropriated, are subject of a material claim, have been confiscated, have in any material way been damaged, in full or in part, have been lost or have been used for purposes other than ordinary business purposes;

Initials:
293/Stock financing agreement (ADJUSTED)/version 1/2009

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f.
There have been circumstances which give justified reasons to fear that the indebted assets, which do not encumber revenues or do so in part, made available by the Client to ING ComFin further to stock financing and/or financing of acquisition of goods may be demanded to be returned, or if the assets made available to ING ComFin further to stock financing and/or financing of acquisition of goods were damaged or their value reduced;

g.
A material permission required with respect to assets registration or conduct of business operation of or performance of work by the Client is missing, has been revoked or has become invalid, or if the Client acts at variance in any material respect with rules related to the grant of such permission, and the foregoing is not remedied within 15 business days after such permission has become missing, revoked, invalid or disrespected by the Client;

h.
The Client does not, in a timely manner, fulfil his obligations further to distribution, agency or licence agreements executed with third parties or if the distribution right or licence regarding products manufactured or delivered by the Client granted to the Client is no longer valid;

i.
The Client does not, in a timely manner, fulfill in any material respect its obligations relating to import tax payment, payment of customs duties and/or excise duty, and the foregoing is not remedied within 15 business days after such obligations have become due and payable;

j.	Another agreement between the Client and ING ComFin was terminated with immediate effect, in particular the “Financing and Service Agreement (and Master Instrument of Pledge)”.
Guarantees
16.1	The Client shall pledge (in advance) all stock and/or goods financed pursuant to this Agreement as further described in a separate deed of pledge of stock.

16.2
If the Client has any rights to or interests in intellectual or industrial property, the Client hereby gives ING ComFin an unconditional and irrevocable consent (in form of a licence) to use such rights tot the extent necessary for ING ComFin to dispose of any of Clients stock and/or goods.

Taxes, interest, tariffs and costs
17.1	All taxes due from Client now or in future further to stock financing and/or financing of acquisition of goods shall be paid by the Client when due.

17.2
The Client shall pay when due the commission for agreement execution relating to this Agreement, operational fee, interest and any other tariffs, if applicable, as are set forth in Attachment 2 and Attachment 3 hereto. ING ComFin is at any time entitled to change the amounts set out in a new Attachment which will thereafter become valid and binding, it being understood that article 4.1 of the FSA and/or this Agreement applies.

17.3
Any and all costs incurred by ING ComFin to pledge assets hereunder, such as costs of registration, notarial fees, legal activities relating to debt-collection, information and (non)legal execution of claims, shall be borne by the Client.

17.4
If the Client neglects fulfilment of payment obligations towards ING ComFin further to this Agreement and the foregoing is not remedied within 3 business days after such payment obligation has become due and payable, the Client shall have to pay to ING ComFin all costs (including extrajudicial collection costs) for collection of delayed payments of amounts due to ING ComFin, borne by ING ComFin calculated on the basis of the collection rates of the Netherlands Bar Association, and ING ComFin will have the right to demand from the Client in such a case full payment of the foregoing.

17.5
If any of the events occur that result in exigibility as set out in Article 18.1 of the General Conditions and ING ComFin, at its own reasonable discretion, finds it necessary to obtain for the needs of ING ComFin, both internal and external, legal advice or have legal documents prepared which are related to this Agreement or to relations with the Client as such, the Client shall bear the reasonable and documented out-of-pocket costs of same. Both an in-house lawyer and external lawyers will act exclusively for ING ComFin. Costs of in-house legal assistance are set out in Attachment 3 hereto.

17.6	Costs related to preparation and registration of this Agreement as set out in Attachment 3 shall be borne by the Client.

17.7	Costs related to preparation and registration of an additional guarantee deed set out in Attachment 3 shall be borne by the Client.
Final provisions
18.
This Agreement is indivisible and contains all provisions on (processing of) stock financing and/or financing of acquisition of goods and shall supersede any other agreements or contracts, executed orally or in writing, relating to stock financing and/or financing of acquisition of goods, entered into by ING ComFin and the Client before signing this Agreement.

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19.	[Intentionally Deleted].

20.	Any changes and/or amendments to this Agreement shall be made in writing and signed by both parties hereto, unless otherwise expressed in this Agreement, under the pain of nullity.

21.	The Client confirms receipt of a copy of the General Conditions and the List of Standard Tariffs and each of the Client and ING ComFin agrees to the terms and conditions included in those documents.

22.
This Agreement shall be governed exclusively by the Dutch law. Any disputes between ING ComFin and the Client arising out of or in connection with this Agreement shall be brought before the courts in Amsterdam, The Netherlands, unless laws or international treaties require otherwise.

23.
A condition precedent for the funding of the stock financing and/or the financing of acquisition of goods is that the Client pledges (without disclosure) / transfers / assigns to ING ComFin all existing and future claims that the Client has and/or will acquire pursuant to its insurance contract(s) with policy number 50607900001, entered into by Client and its credit insurer Chartis Europe S.A. Netherlands, to the extent of any proceeds of such policy paid in respect of the loss of inventory that was eligible for financing under this Agreement, and to the extent of any amounts then owing under this Agreement.

The Agreement was accepted and signed in two copies in Bunnik on 14-04-2010
CONSTAR INTERNATIONAL HOLLAND (PLASTICS) B.V.
It’s managing director
A. Bloemendal
/s/ A. Bloemendal
ING COMMERCIAL FINANCE B.V.
/s/ Mark Putters and /s/ Sandy Brouwer
Initials:
293/Stock financing agreement (ADJUSTED)/version 1/2009

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Execution Copy March 23, 2010
GENERAL TERMS AND CONDITIONS GOVERNING FINANCING AND SERVICES
of
ING Commercial Finance B.V.,
established in Amsterdam
and
with place of business in Bunnik

TABLE OF CONTENTS
CONTENTS

1.	Definitions	3
2.	Applicability, amendments, and supplements	5
3.	Conclusion of Agreements	5
4.	Interest, charges and costs	5
5.	Guarantees and letters of credit	6
6.	Payment and credit entries	6
7.	Right of Set off and foreign currency	7
8.	Evidential force of ING ComFin’s records	7
9.	Examination of account documents	7
10.	Security Rights	7
11.	Joint and Several liability	8
12.	Assurances	8
13.	Powers of Attorney	8
14.	Information provided to, or received from, third parties	8
15.	Client’s information obligations	9
16.	Term and (immediate) termination of the Agreement	10
17.	Consequences of the early termination of the Agreement	10
18.	Exigibility (Repayment on demand)	11
19.	No waiver of rights	12
20.	Transfer of Contracts (Assignment)	12
21.	Creditview	12
22.	Personal Data Protection	14
23.	ING ComFin’s duty of due care	14
24.	ING ComFin’s liability	14
25.	Whole agreement, indivisibility, and nullity	15
26.	Notifications, complaints and choice of domicile	15
27.	Applicable law and competent court	15
AFV Engels ADJUSTED BY REQUEST OF CLIENT, 2009 / 1

1.	Definitions

1.1
In the General Terms and Conditions, each term defined in the Financing and Service Agreement dated as of 14-4-2010 between ING ComFin and Client shall have the meaning given to such term therein and the following terms shall have the following meaning:

(a)	Accounts Receivable: Receivables accepted by ING ComFin for financing;

(b)
Advance Financing Balance (Saldo Bevoorschotting): the difference, which is evident at any given time, between on the one hand (i) all amounts paid by ING ComFin to Client, or to third parties at Client’s request as Advance Financing under the FSA, plus the accrued interest, charges and costs, in respect thereof, and on the other hand (ii) all amounts received by ING ComFin from Debtors, third parties or otherwise in favour of Client as well as Purchase Prices;

(c)	[Intentionally deleted]

(d)
Affiliate: means any person directly or indirectly controlling or that is controlled by or is under common control with Client, and each officer or director of Client or such person. For the purposes of this definition, “control” means the possession of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise;

(e)	Agreement (Overeenkomst): [Intentionally deleted];

(f)	Accepted Receivable (Aanvaarde Vordering): [Intentionally deleted];

(g)	[Intentionally deleted]

(h)
Arrears Period (Achterstalligheidstermijn): the period that is relevant in connection with providing an advance payment for a Receivable and/or the assumption of the Debtor Risk, and that commences on the Due Date and ends at the end of the period stated in the FSA;

(i)	Balance Sheet Total (Balanstotaal): [Intentionally deleted];

(j)	[Intentionally deleted]

(k)	Client (Cliënt): has the meaning given in the FSA;

(l)
Collection Account (Incasso-rekening): every bank account held in ING ComFin’s own name into which bank account the Client’s Debtors must make their payments and over which only ING ComFin is authorized to dispose and the balance of which accrues only to ING ComFin;

(m)
Contract Year (Contractjaar): the period, which commences for the first time on the date stated in the FSA and ends on the same calendar date of the following calendar year, and which, after the end of the first period, commences and ends on the specified consecutive dates in the following calendar years;

(n)	[Intentionally deleted]

(o)	Credit Management (Debiteurenbeheer): the administrative activities in connection with (the status of) Receivables, as further specified in the FSA;

(p)	Credit Margin (Kredietruimte) [Intentionally deleted];
AFV Engels ADJUSTED BY REQUEST OF CLIENT, 2009 / 1

(q)	Creditview: the online electronic information and communication system or a replacement system with comparable functionalities, which ING ComFin has made available to Client;

(r)	[Intentionally deleted]

(s)
Debtor (Debiteur): each party in respect on which Client shall have one or several Receivables arising from an agreement that Client has concluded or shall conclude with this party, and/or arising from any other existing or future legal relationship between Client and this party;

(t)	Debtor Portfolio (Debiteurenportefeuille): all Receivables existing at a given point in time;

(u)	[Intentionally deleted]

(v)
Dispute (Dispuut): every potential refusal by a Debtor to (completely) acknowledge a specific Receivable, or to (completely) pay a specific Receivable, for whatever reason, other than because of the Debtor’s inability to pay;

(w)	Due Date (Vervaldatum): the date stated in the invoice before which payment of the Receivable must have taken place;

(x)	[Intentionally deleted]

(y)	[Intentionally deleted]

(z)
EURIBOR (Euro Interbank Offered Rate): the interest percentage for interbank deposits in euros for different terms, determined based on rates provided by a group of European banks, published in Het Financiele Dagblad;.

(aa)	[Intentionally deleted];

(bb)	FSA (BDO): the Financing and Service Agreement (which also constitutes a deed of pledge) dated as of the date hereof concluded between ING ComFin and Client including the appendices thereto;

(cc)	General Terms and Conditions (Algemene Voorwaarden): these General Terms and Conditions governing Financing and Services;

(dd)	ING ComFin: the private company with limited liability ING Commercial Finance B.V., established in Amsterdam with its registered offices in Bunnik;

(ee)	[Intentionally deleted];

(ff)	Invoice Date (Factuurdatum): the date of an invoice in which a Receivable is expressed;

(gg)	[Intentionally deleted]

(hh)	Liability Capital (Aansprakelijk vermogen): [Intentionally deleted];

(ii)	[Intentionally deleted];

(jj)	Maximum Term of Payment (Maximale Betalingstermijn): the maximum term of payment for a Receivable set forth in Article 15.8 of the FSA, calculated as from the Invoice Date, which
AFV Engels ADJUSTED BY REQUEST OF CLIENT, 2009 / 1

(kk)	Client may agree with the Debtor, without further consultation with ING ComFin, in order for such Receivable to be eligible to be an Approved Receivable;

(ll)	Receivable (Vordering): each of Client’s accounts receivables arising from a legal relationship existing at any point in time between Client and Debtor;

(mm)	[Intentionally deleted]

(nn)
Security Agreement (Zekerheidsovereenkomst): each agreement entered into by Client or a third party or unilateral statement issued by virtue of which Client or the third party has provided or shall provide security or other rights to ING ComFin (in whatever form and of whatever nature).

(oo)	Solvability ratio (Solvabiliteitsratio): [Intentionally deleted];

(pp)
Specification of Pledged Receivables (Verpandingsborderel) : each document signed by Client, or by ING ComFin on behalf of Client, whereby Client grants the right of (undisclosed) pledge to ING ComFin in respect of Receivables;

(qq)	Standard Fee Schedule (Standaardtarievenlijst): has the meaning given to it in the FSA; and

(rr)
Term of Payment (Betalingstermijn): the term of payment, to be calculated starting from the Invoice Date, which has been agreed between Client and a specific Debtor with regard to a specific Receivable.

(ss)
Sum Outstanding (Obligo): the sum of (i) the balance of the Advance Financing Balance, (ii) the total amount of guarantees (including letters of intent) provided to third parties by ING ComFin at Client’s request, (iii) issued letters of credit, (iv) the amounts outstanding under the agreement on stock financing and financing of acquisition of goods and (v) any fees and expenses then owing under the FSA or the agreement on stock financing and financing of acquisition of goods;

2.	Applicability, amendments, and supplements

2.1
The General Terms and Conditions form part of, and apply to, the FSA and the agreement on stock financing and financing of acquisition of goods. ‘FSA’ should be read as FSA and/or the agreement on stock financing and financing of acquisition of goods.

2.2	The Client’s general terms and conditions are not applicable to the FSA unless ING ComFin has explicitly agreed to the applicability of these terms and conditions in writing.

2.3	In case of any discrepancy between the FSA and the General Terms and Conditions, the provisions in the FSA shall prevail.

3.	Conclusion of Agreements [Intentionally deleted]

4.	Interest, Charges and Costs

4.1
Subject to the relationship between ING ComFin and Client are (i) the specific agreements regarding interest, provisions, and expenses as laid down in the FSA and (ii) the fees as set out in the Standard Fee Schedule attached to the FSA.

4.2	For the purpose of calculating the interest, a month is fixed at the actual number of days and a year at 360 days. The interest shall be charged monthly in arrears.
AFV Engels ADJUSTED BY REQUEST OF CLIENT, 2009 / 1

4.3	The interest shall be calculated over the Advance Financing Balance. Client shall pay an interest on an annual basis equal to EURIBOR, increased with a margin stated in the FSA.

4.4	[Intentionally deleted]

4.5	The EURIBOR shall be set for each successive agreed period on the last working day preceding this period.

4.6
The Credit Commission pursuant to Article 15.8 of the FSA and attachment 3 to the agreement on stock financing and financing of acquisition of goods shall be calculated monthly in arrears over the highest outstanding Advance Financing Balance in the calendar month in question.

4.7
The turnover commission shall be calculated over the debit turnover invoiced by Client including expenses and turnover tax. In the event that Credit and or the assumption of the Debtor Risk have been agreed, the surcharge for this shall then be included in the turnover commission.

4.8
In the event of a material adverse change or if in the reasonable opinion of ING ComFin Client’s credit standing has worsened, ING ComFin may unilaterally announce an increase of Credit Commission mentioned in Clause 15.15 of the FSA and attachment 3 to the agreement on stock financing and financing of acquisition of goods in order to compensate additional collateral monitoring, credit management services and or increased risks. Such announcement shall be made in writing effective within 30 days after the date of the announcement, without application of Clause 17 of the General Terms and Conditions . Within a period of 20 days after the date of the announcement, the Client may give notice to ING ComFin that it does not accept the unilateral increase in which event the Client is obliged to terminate any and all agreements between Client and ING ComFin in accordance with article 4.1 FSA.

4.9	[Intentionally deleted]

4.10	All reasonable and documented out-of-pocket costs, including legal fees, incurred by ING ComFin in connection with the enforcement and exercising of ING ComFin’s rights are for the account of Client.

4.11
Client may not exceed the limit of a Facility without ING ComFin’s prior consent. Where the indebtedness of Client to ING ComFin is greater than the amount available under the Facility, ING ComFin is entitled to charge an addition interest.

4.12
Where the Client has failed to pay any amount due on the agreed maturity date, the Client is in default without prior notice of default required and Client is liable to pay default interest of 2% per annum in excess of the interest rate payable under the FSA on the amount overdue, without prejudice to ING ComFin’s right to demand fulfillment and/or additional compensation for damages. The default interest shall be due and payable and compounded on a daily basis.

4.13
All commissions and costs listed in the FSA or in the Standard Fee Schedule referred to in the FSA do not include any (turnover) tax of levy imposed by applicable law on Client, however referred to, that is due or shall become due in connection with this, unless explicitly stated otherwise.

5.	Guarantees [Intentionally deleted]

6.	Payment and credit entries

6.1	All amounts that Client owes to ING ComFin shall be debited (periodically) to the account of Client.

6.2
All payments by Debtors or amounts otherwise received by ING ComFin in favour of Client are to be setoff in the first place against payments made by ING ComFin for the account of Client under the FSA, secondly against costs, fines or other fees, interest, commission and other charges due from Client under the FSA and subsequently against repayment of the Advance Financing principal and the accrued interest. thereon. The aforementioned costs, fines or other fees, interest, commission and other charges will amount to a maximum of USD 1,000,000.- (one million dollar).

AFV Engels ADJUSTED BY REQUEST OF CLIENT, 2009 / 1

6.3
In the event that ING ComFin still has to receive the counter-value for a credit entry, such as is the case for checks and similar negotiable instruments, the credit entry shall be made subject to the provision that the counter-value will timely and daily come into the possession of ING ComFin. Failing this, ING ComFin shall be entitled to reverse the credit entry until the counter-value is actually received.

7.	Right of Set off and foreign currency

7.1
ING ComFin shall at all times be entitled to set off all debts receivable by ING ComFin from Client, whether or not due and payable and whether or not contingent, against any debts owned by ING ComFin to Client, whether or not due and payable, irrespective of the currency in which such debts are denominated.

7.2	Without ING ComFin’s written consent, Client may not set off its payment obligations to ING ComFin against any claim Client may have against to ING ComFin, for whatever reason.

7.3
Contingent obligations of ING ComFin arising from legal acts performed by ING ComFin for the account of Client (such as issued guarantees, letters of intent, letters of credit, and discounted bills of exchange) form part of the Sum Outstanding and shall be deducted from the Credit Margin.

7.4
The conversion of foreign currency, which has been received by ING ComFin in connection with the payment of Receivables, shall take place at the current prevailing spot exchange rate of the (foreign) currency in question at the time of the conversion. The costs in connection with the conversion shall be charged to Client.

7.5	Debit- and credit positions regarding accounts of different currencies shall not be compensated.

7.6
In the event that, in addition to an account in euros, one or more accounts in foreign currency are kept in ING ComFin’s books to Client’s name ING ComFin shall at any time be authorized to set off credit and debit balances of the accounts with respect to all client numbers kept by ING ComFin for Client, whereby foreign currencies shall be converted into euros.

7.7	ING ComFin shall not be liable for damages incurred by Client due to currency risks.

8.	Evidential force of ING ComFin’s records

8.1
An extract from the records of ING ComFin shall qualify as conclusive evidence vis-à-vis Client and third parties (of the Client’s obligations towards ING ComFin), subject to evidence to the contrary produced by Client.

9.	Examination of account documents

9.1
In the event that ING ComFin finds that it has made a mistake in Creditview, confirmations, account statements, notes, or other information provided to Client, ING ComFin shall be bound to notify Client as soon as possible and to rectify this mistake.

9.2
Client shall be obliged to reasonably promptly check the confirmations, account statements, notes, or other information that it has received, upon receipt. Client shall notify ING ComFin when finding any inaccuracy or incompleteness in the documentation or in Creditview. This notification must be done in writing within three weeks of receipt. If this condition is not met, Client shall be deemed to have accepted and approved the information provided in the documentation or in Creditview.

10.	Security Rights

10.1
ING ComFin shall have a lien from or for the benefit of Client as set forth in the FSA, in the Agreement on stock financing and financing of acquisition of goods and in any other agreement between the Client and ING ComFin.

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10.2
Upon demand Client shall provide adequate security or have the security provided for the fulfilment of his existing and future obligations towards ING ComFin. If the security provided is no longer adequate, Client is bound to supplement or replace such security upon demand. Notwithstanding the foregoing, Client may refuse a demand for additional security, upon which demand the Client is obliged to terminate any and all agreements between Client and ING ComFin in accordance with art. 4.1 FSA.

10.3
The security rights, which have been established by Client or on behalf of Client in favour of ING ComFin, serve as security as set forth in the FSA, Agreement on stock financing and financing of acquisition of goods or under any other agreements between Client and ING ComFin. All Security Rights of ING ComFin will always rank in first priority unless explicitly determined otherwise, except as otherwise arising under law.

10.4	[Intentionally deleted]

11.	Joint and several liability [Intentionally deleted]

12.	Assurances

12.1
Client is obliged to insure its business and all assets belonging to the company, in the broadest sense, and to remain insured against the usual risks, as well as to fulfil its obligations with regard to the due payment of insurance premiums and other fees. On ING ComFin’s first demand, Client shall make these insurance policy documents available to ING ComFin for inspection and shall demonstrate, to the satisfaction of ING ComFin, that these payments have been made. ING ComFin confirms it is satisfied with the Client’s insurance arrangements in effect on the date hereof.

12.2
In the event that Client should fail to fulfil any of the obligations specified in the previous paragraph, ING ComFin shall have the right to take out the insurance that it deems necessary, if so desired in its own name, for the account of Client and or to pay the overdue premium in connection with insurance taken out by Client for the account of Client.

12.3
At the request of ING ComFin, Client shall inform the insurance company immediately in writing of any right of pledge of ING ComFin in respect of assets belonging to Client’s company, and have the insurance company record this right of pledge on the policy documents in question and/or to record ING ComFin in the policy as beneficiary (‘loss payee;). Client shall demonstrate that it has fulfilled this obligation on ING ComFin’s first demand. ING ComFin shall have the right, in the event that it deems this necessary, to notify the insurance company itself and to have this recorded on the policy documents.

13.	Powers of Attorney [Intentionally deleted]

14.	Information provided to, or received from, third parties

14.1
ING ComFin may have contact with third parties, such as Client’s Debtor, in connection with the performance of the FSA, subject to the terms and conditions of the FSA. In all these cases, ING ComFin shall be deemed to be acting solely on its own behalf, whether or not as pledgee. As between ING ComFin and Client, Client shall be obliged to fulfill its own contractual obligations in respect of these third parties (also in the event of Credit Management by ING ComFin) and in particular to report losses under the possibly applicable (credit) insurance policies timely and in the correct manner.

14.2	Client hereby gives its permission to ING ComFin to:
(a)	request information about Client from ING Bank N.V. and from legal entities affiliated with ING Bank N.V. and request information about Client and its Debtors from a (re-) insurance company;

(b)	request documents or information from the (former) accountant of Client, which ING ComFin reasonable deems necessary or desirable in connection with exercising its rights arising from the FSA;

(c)	provide information, of whatever nature, about Client (possibly through Creditview) to the following third parties:
•	a credit insurance agency; and

•	a third party, who has granted ING ComFin a security right in respect of a claim, which ING ComFin has
AFV Engels ADJUSTED BY REQUEST OF CLIENT, 2009 / 1

in respect of Client;

•	a third party, who has made any statement for the benefit of ING ComFin in connection with the financing of Client;

•	ING Bank N.V. and legal entities affiliated with ING Bank N.V.
15.	Client’s information obligations

15.1
Client undertakes before the signing of an agreement, and subsequently each time on ING ComFin’s first demand, to make a document available to ING ComFin, such as an organization chart, which outlines the structure and the manner in which the legal entity or company is organised (including all (legal) persons and/or companies participating therein or affiliated therewith). Client warrants that the content of such a document is always correct, complete and not misleading and Client shall confirm this by signing and dating this document.

Client shall be obliged to inform ING ComFin immediately in writing in the event any change takes place with regard to the content of the aforementioned document.

15.2
Client shall be obliged, notwithstanding registration in the public registers, to immediately inform ING ComFin in writing of any change in or revocation of the directors’ or any other staff members’ authority to represent Client. A revocation of or a change in the authority to represent Client, shall only apply with regard to ING ComFin after ING ComFin shall have informed Client in writing that it has taken note of the revocation or change.

15.3
Client undertakes with regard to ING ComFin to inform ING ComFin immediately of all facts and/or circumstances, which could have an effect on the fulfilment of Clients obligations arising from the FSA.

15.4
Client shall supply a copy of its annual accounts to ING ComFin at least once a year. This copy must be supplied within one month after the adoption of the annual accounts and no later than within six months of every financial year. In the event that the annual accounts are not available within the aforementioned period, Client shall submit the draft annual accounts to ING ComFin with a statement citing the reason for delay. Client shall send the final annual accounts to ING ComFin as soon as possible after these annual accounts have become available. The annual accounts must include the balance sheet and the profit and loss account with explanatory notes and, insofar as applicable, be accompanied by a management letter and an unqualified audit opinion issued by a chartered accountant (‘RA’) or by an accountant administration consultant (‘AA’).

15.5
When submitting the annual accounts, Client shall certify each time that in all respects material to the FSA: (i) the information referred to in Article 15.4 has been prepared taking into account the applicable rules and general accepted accounting principles in the Netherlands (or another jurisdiction that ING ComFin has agreed to in writing); and (ii) the information provides a true and fair picture of Client’s financial situation and of the companies included in the (consolidated) balance sheet and profit and loss account.

15.6
Client shall be obliged to inform ING ComFin in writing of any changes (and the consequences thereof) in the financial year or changes in the accounting principles, regardless whether or not this is based on regulations applicable to Client. ING ComFin shall then make a proper assessment of the consequences of this change for the financial reporting and in particular any (financial) ratios that have been agreed with Client. As a result of these changes, ING ComFin shall have the right to adjust any (financial) ratios, which have been agreed with Client, and/or to make other adjustments to the FSA.

15.7
ING ComFin shall have the right at all times to request reasonable information from Client or third parties regarding (i) Client’s financial position or (ii) other information which ING ComFin considers relevant in connection with the FSA. Client shall be obliged to promptly respond to a reasonable request to provide further information or to request third parties to cooperate in providing reasonable information as well as providing all further reasonable cooperation desired by ING ComFin to enable ING ComFin to exercise its rights. This includes the obligation to enable ING ComFin to verify the existence and the total amount of

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the Receivables as well as the manner in which Client performs the FSA and the agreements entered into with Debtors through reasonable inspection of Client’s records.

16.	Term and (immediate) termination of the FSA

16.1	The commencement date, the term, the notice period and the terms and conditions governing extension of the agreement have been laid down in the FSA.

16.2	Except as agreed otherwise, Client shall only have the right to terminate the FSA in the event and insofar all agreements in force between ING ComFin and Client are also terminated.

16.3
Except as agreed otherwise, each of client and ING ComFin shall only have the right to terminate the FSA, not being the Security Agreement, by registered letter taking into account the notice period set out in article 15.3 of the FSA without prejudice to the provisions referred to in this article 16 of the General Terms and Conditions. Termination shall take effect at the end of such 90 day notice period following delivery of the registered letter.

16.4	[Intentionally deleted]

16.5
Should one of the events occur and be continuing referred to in Article 18.1, ING ComFin shall then have the right, without prejudice to the other rights to which it is entitled by virtue of the FSA and by law, to terminate the FSA by written notice with immediate effect without judicial intervention.

17.	Consequences of the (early) termination of the FSA

17.1	Except as agreed otherwise, the event of termination of the FSA, the Sum Outstanding shall then become immediately due and payable and Client shall immediately repay the Sum Outstanding to ING ComFin.

17.2	[Intentionally deleted]

17.3
After the notice of termination and the termination of the FSA all the provisions of the FSA shall remain in force unimpaired and all security provided for the benefit of ING ComFin shall remain valid until the time that ING ComFin shall have no further claims in respect of the secured obligations, for whatever reason, in respect of Client and ING ComFin shall have informed Client in writing that the security provide has ceased to apply.

17.4
In the event of an early termination of the FSA by Client, Client shall owe the total amount of interest, commission, and expenses to ING ComFin that ING ComFin would have received if the FSA should have continued to exist for the agreed period without early termination taking place. With regard to the FSA, ING ComFin shall make use of the following method for the calculation of the amount due for the remaining contract period:

(a)	the interest and credit commission: based on the average Financing Balance in the previous twelve months or, in the event that the FSA lasted for a shorter period, the term of the FSA;

(b)	the turnover commission: based on the average percentage in the previous twelve months or, in the event that the FSA lasted for a shorter period, the term of the FSA.
17.5	In the event of early termination of the FSA by ING ComFin in accordance with Article 18.1, Client shall owe to ING ComFin:
(a)	the interest, commission, and expenses referred to in Article 17.4;

(b)	the judicial collection costs, which third parties have charged to ING ComFin, also in connection with the enforcement of collateral provided by third parties; and

(c)	in the event of termination on the basis of Article 18.1 (e) and (f), 10% of the Sum Outstanding as compensation for extra-judicial expenses.
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18.	Exigibility

18.1	The Sum Outstanding shall be immediately due and payable in full without prior notice of default should one of the following events occur (other than with the consent of ING ComFin):
(a)
Client pays dividend or other distributions on shares, and/or co-operates with the abstraction of funds in whatever form in any year, causing the equity capital of the Client to amount to less than 35 % of total assets, based on the information provided to ING ComFin by the Client.

(b)
Client fails to fulfill its repayment, interest or other (material) obligations arising from the FSA, or fails to fulfill these obligations timely or properly, after three business days’ notice from ING ComFin;

(c)	[Intentionally deleted]

(d)	Client fails to fulfill the obligations referred to in Article 15 or any other material obligations after three business days’ notice from ING ComFin;

(e)
Client fails to fulfill an obligation pursuant to any financing or guarantee agreement that it has concluded involving € 50,000 or more with a third party or fails to fulfill this in a timely fashion or fails to fulfill this properly and as a result ING ComFin’s interests have been damaged or could reasonably be expected to be damaged in its reasonable opinion;

(f)
Client ceases to pay its debts, suspends the payment of its debts, acknowledges its inability to pay its debts, enters into negotiations with one or several of its creditors with the objective of the rescheduling of all or a part of its debts, proposes a private settlement or enters into a debt rescheduling arrangement;

(g)
Client files for bankruptcy or a petition has been filed for the Client’s bankruptcy, Client requests a moratorium on payments or the application of a legal debt rescheduling arrangement or an event with a similar effect and with similar consequences takes place in any other jurisdiction;

(h)
a prejudgment attachment or an enforcement attachment is levied on all or an important part of the Client’s property or an important part of its property has been sold, encumbered, expropriated, or lost as a result of which ING ComFin’s interests have been damaged or could reasonably be expected to be damaged;

(i)
Client terminates its professional or business activities or changes these substantially, rents out all or an important part of its assets, merges or decides to merger or splits up or decides to split up or Client is taken over by a third party as a result of which ING ComFin’s interests have been damaged or could reasonably be expected to be damaged in its reasonable opinion;

(j)
A material authorization, license or registration, which is necessary for carrying out Client’s business expires or is refused to Client or revoked, and in each case not replaced, or Client acts in violation of a legal regulation that pertains to carrying out its business or is being prosecuted, in each case except as would not be material to the FSA;

(k)	Client is being dissolved or takes a decision to dissolve, or relocates its registered office to a different country;

(l)
without ING ComFin’s prior written consent, any change takes place in Client’s legal form or in Client’s articles of association, and such a change is of such a nature in the reasonable opinion of ING ComFin that it would not have concluded the FSA under the same terms and conditions;

(l)
without ING ComFin’s prior written consent, Client discharges its shareholders from the obligation to pay up partially paid up shares, Client proceeds to purchase its own shares, to make repayments on shares or to make distributions form its reserves or takes a decision to do so or has the apparent intention to do so;

(m)
a statement or account issued or provided by or on behalf of Client turns out to be incorrect, incomplete, or misleading, or a circumstance, which is of importance to ING ComFin has not been disclosed;

(n)	a security right granted to ING ComFin is invalid, subject to annulment or is not of the required priority, or a pledged security is not provided (timely) or expires prematurely;

(o)	the legal or economic right to a security interest provided is altered or any real right in respect of security provided is established or expires;
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(p)
one of the circumstances referred to under (c) though (n) occurs with regard to one or several of the (legal) persons or companies that are subsidiaries of Client included in Client’s consolidated balance sheet;

(q)	one of the circumstances referred to under (c) though (n) occurs with regard to one or several of the (legal) persons or companies that are subsidiaries of Client;

(r)	an agreement between ING ComFin and Client is terminated, dissolved, turns out to be invalid or is annulled;

(s)
early repayment is demanded of a loan or credit facility involving €50,000 or more provided to Client by another lender than ING ComFin (including, but not only limited to ING Bank N.V.); and Client is obligated to make such early repayment under the terms of such loan or credit facility;

(t)	[Intentionally deleted]

(u)
the funds made available to Client by ING ComFin are not being used for working capital or any other objective for which they have been explicitly provided, in the opinion of ING ComFin it has been established that that objective is only partial or can be partially realised or Client (also) uses these funds to achieve interest advantages by means of transactions, which cannot be considered to belong to Clients ordinary course of business;

(v)	[Intentionally deleted]

(w)
laws, or the interpretation thereof, have changed materially, or the government or a third party has taken a measure that has a materially adverse effect on the payment obligations of Client, and/or on (the value of) the security provided, under the FSA whereas Client and ING ComFin have not reached a written agreement within a reasonable period, which is to be set by ING ComFin, on the adjustment of the FSA and/or the (extent of the) security.

18.2	Client shall inform ING ComFin immediately in the event that, Client becomes aware that one of the events referred to in Article 18.1 occurs or shall probably occur.

18.3	In the event of a demand of repayment by ING ComFin, ING ComFin shall have the right, without further notification, to proceed with the enforcement of the security provided by or on behalf of Client.

19.	No waiver of rights

19.1	In the event that ING ComFin does not demand prompt fulfillment of an obligation of Client this can never give rise to any entitlement in respect of ING ComFin.

20.	Transfer of Contracts

20.1
ING ComFin may transfer its rights and obligations pursuant to the FSA fully or partially to a third party, which is group related to ING ComFin. Client agrees in advance to cooperate fully with such a transfer. The transfer of a contract takes effect at the time that Client shall have been informed in writing of the transfer of the contract or on a later date stated in the notification. All provisions of this document and the FSA will then apply to the third party. All provisions of this document and the FSA will apply to the third party.

21.	Creditview

21.1	ING ComFin provides information about, among other matters, Receivables and the credit available to Client by means of Creditview under the terms and conditions set out in this article.
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21.2
In the event that the information in Creditview differs from the information contained in ING ComFin’s records, and/or differs from written notifications to Client, the records and/or written notifications of ING ComFin are decisive and evidence of such is provided by means of an excerpt from or a copy taken from the records of ING ComFin.

21.3
Client shall make use of Creditview where possible, which amongst others means that the information with regard to the Debtor Portfolio shall be provided to ING ComFin through file transfer using Creditview.

21.4
ING ComFin shall make a strictly personal code available to Client at the beginning of the first Contract Year with which Client shall be able to access the information that shall be provided by ING ComFin. Client shall then have the right to change this code independently at any desired time. The Client may not make the code available, in whatever manner, to third parties without ING ComFin’s prior written consent. Client indemnifies ING ComFin for all damage that ING ComFin may suffer as a result of unauthorized use of Client’s code by third parties to which Client has made the code available. ING ComFin shall provide for Client’s access to Creditview. This shall be, in principle, 24 hours a day with the exception of exceptional circumstances. Should, as a consequence of failure or other circumstances of a technical nature or as a result of any measure taken by a third party, ING ComFin not reasonably be able to provide the information referred to in Article 21.1 through Creditview, ING ComFin shall then provide the information referred to in another manner to Client as soon as possible.

21.5
The use of the personal code shall constitute a binding instruction of Client to ING ComFin for instance regarding the transfer of monies to a bank account indicated given by Client or repayment of incorrect payments of Debtors or third parties.

21.6
Each use of the personal code has got the same legal value as a written instruction provided with a (legally) valid signature. Client shall be unconditionally bound in respect of an instruction given that has been signed and sent to ING ComFin by using the personal code. In the event of loss, theft, misuse, or forgery of the personal code, Client shall report this immediately upon discovery to ING ComFin. Client shall confirm the report to ING ComFin in writing stating the date, time, and location of the report. This written confirmation shall be signed by the person or persons, which are authorized to represent Client in accordance with the valid Commercial Register registration. As soon as ING ComFin has received this confirmation, it shall take measures in order to avoid as far as possible the risk for Client of (further) misuse.

21.7
Client shall pay the subscription price in advance in one instalment at the beginning of each calendar year. At the beginning of the first Contract Year, ING ComFin shall invoice Client on a pro rata basis for the remaining calendar months at that time. ING ComFin shall have the right to change the subscription price. The changed subscription price shall apply for the next calendar year.

21.8	ING ComFin shall have the right to terminate the Client’s access to Creditview immediately in the event of termination of the FSA.

21.9
Client shall at all times be responsible for the choice and (physical) security of its software, equipment and telecom facilities and for the availability of information and communication systems, with which Client carries out electronic communication. Client shall take adequate measures to protect this system against viruses and other improper elements.

21.10
Without prejudice to the provisions contained in Article 24, ING ComFin shall not be liable for damage, of whatever nature, which Client may sustain as a result of (except to the extent a result of gross negligence, willful misconduct or fraud on the part of ING ComFin):

(a)	incorrect, not current or complete information in Creditview, unless the damage is caused by
AFV Engels ADJUSTED BY REQUEST OF CLIENT, 2009 / 1

intentional act or gross negligence on the part of ING ComFin;

(b)	the use of the code referred to in Article 21.4 by Client or by any third party;

(c)	Creditview not being available at any given point in time;

(d)	the faulty or delayed functioning of Creditview due to (technical) failures such as transmission errors, equipment and system software failures, defects in the equipment and software;

(e)	intentional acts by third parties, such as fraud, illegal use of software, sabotage, theft of data, and operating errors;

(f)
mistakes of third parties due to a network failure, power failure, fire, lightening, substantial water damage, a breakage of a telephone cable, and more in general causes that are not related to the reasonable due care which ING ComFin must provide; and

(g)	the failure or faulty functioning of the security of the software and equipment with which Client communicates electronically.
22.	Personal Data Protection / details

22.1
Client warrants ING ComFin that all legal regulations with respect to processing data, especially the legal regulations with respect to the protection of personal data, are exactly met and complied with.

22.2	Client warrants that the information contained in the Certificate shall always be correct and complete. Client should act with due care when making use of its certificate.

22.3
Client warrants ING ComFin against claims by third parties due to violation of legislation and issuing of rules within the area of the protection of personal data with respect to the by client to ING ComFin issued personal data.

23.	ING ComFin’s duty of due care

23.1	ING ComFin must exercise due care when providing services. ING ComFin shall thereby take Client’s interests into account to the best of its ability.

23.2
ING ComFin shall be authorized to make use of the services of third parties as well as to give Client’s property and/or valuable documents to a third party for safekeeping in the name of ING ComFin in connection with carrying out Client’s instructions and in connection with the performance of agreements with Client. ING ComFin shall exercise due care in selecting third parties as contracted party.

24.	ING ComFin’s liability

24.1
ING ComFin shall not be liable for any damages sustained or to be sustained by Client as a result of the performance of the FSA, unless ING ComFin shall have failed to fulfill its obligation to Client or to the extent resulting from ING Com Fin’s gross negligence, willful misconduct or fraud. ING ComFin shall not be required to pay any compensation or recompense to Client in respect of lost profits for whatever reason, unless these lost profits are due to the ING ComFin’s gross negligence, willful misconduct or fraud.

24.2
ING ComFin shall not be liable for any damages sustained or to be sustained by Client as a result of any contact between ING ComFin and Debtors or any notification made by ING ComFin to Debtors in connection with its rights pursuant to the FSA and any aforementioned act by ING ComFin as such cannot be qualified as an intentional act or gross negligence on the part of ING ComFin.

24.3	ING ComFin shall only bear the risk of Receivables remaining unpaid, in accordance with the terms and conditions stipulated in the FSA.

24.4
ING ComFin shall not be liable for any damages sustained by Client as a result of a successful appeal by third parties in connection with the conclusion, validity, content, meaning of Security Agreements concluded between ING ComFin and these third parties. ING ComFin shall not warrant the validity, content or economic value of Security Agreements to Client, in particular not in the event that the laws of another country than the Netherlands are applicable to these Security Agreements.

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24.5
Client indemnifies ING ComFin against all claims of third parties in connection with products that ING ComFin shall have made available to Client or activities performed and/or services provided, unless it shall be established at law that these claims are an immediate result of gross negligence or intentional act on the part of ING ComFin and Client also demonstrates that no blame whatsoever lies with it in connection with this matter.

25.	Whole agreement, indivisibility and nullity

25.1
Amendments and/or supplements to the FSA or provisions that depart from these General Terms and Conditions may only be agreed between ING ComFin and Client in writing and shall only be binding after they have been laid down in writing.

25.2
In the event that any provision in the FSA is invalid or cannot be performed in the opinion of the competent court, the other provisions in the FSA shall remain in force unimpaired and shall be interpreted by ING ComFin and Client in a manner that complies with the intentions of ING ComFin and Client as closely as possible.

26.	Notifications, complaints, and choice of domicile

26.1
All notifications and announcements that ING ComFin and Client shall make to each other in connection with an agreement must be addressed to the most recent address with has been provided in writing by ING ComFin and Client. Notifications and announcement may also be made by fax or e-mail using the fax number and the e-mail address provided by ING ComFin and by Client.

26.2	A complaints procedure is effective with ING ComFin. Complaints can be lodged in writing to the management of ING ComFin.

27.	Applicable law and competent court

27.1	The relationship between Client and ING ComFin shall be governed by the laws of the Netherlands.

27.2	Disputes between ING ComFin and Client shall be brought before the competent court in Amsterdam unless laws or international treaties require otherwise.
* * *
ING Commercial Finance B.V.
Commercial Register file number 30201094
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ING COMMERCIAL FINANCE B.V. (“ING ComFin”)
STANDARD FEE SCHEDULE
The fees below are part of and applicable to all Agreements with ING ComFin. ING ComFin charges these standard fees, insofar as applicable, unless expressly stated otherwise in an Agreement. These fees apply as of 1 January 2006 and may be changed by ING ComFin from time to time. This Standard Fee Schedule is subject to ING ComFin’s General Terms and Conditions governing Financing and Services (“the General Terms and Conditions”). Phrases that are capitalised in this overview have the meaning as described under “Definitions” in the General Terms and Conditions. For further information about the fees below, please refer to the applicable Security Funding and Services Agreement as well (the Bevoorschottings- en Dienstverleningsovereenkomst: BDO). All fees are exclusive of VAT, insofar as VAT is due.
SURCHARGE ON TURNOVER COMMISSION

1.	Surcharge on turnover commission for Full Factoring and/or Intercredit I	: 0.05%
	Surcharge on turnover commission for Intercredit II and/or Intercredit III and/or confidential arrangement	: EUR 125 per month
This surcharge becomes due if data are not sent fully electronically.

2.	Surcharge for name, address and domicile details	: EUR 0.50 per month per Debtor
This surcharge becomes due for the administration of name, address and and domicile details per Debtor, with a permitted exemption of 100 sets of details per EUR 50,000 in (average) turnover per month.

3.	Correction surcharge, due for correction on delivered data.	: EUR 1

4.	Recalculation of turnover commission based on the risk realisation ratio, if Debtor Risk is assumed:

risk realisation ratio:	set-off:
0 – 20%	- 10%
20 – 40%	+ 0%
40 – 60%	+ 10%
60 – 80%	+ 20%
> 80%	+ 30%

GUARANTEE and LETTER OF CREDIT

5.	Administration fees per guarantee / letter of credit (one-time)	: EUR 150

6.	Administration fees per extension of a guarantee	: EUR 75

7.	Commission on guarantees	: 2%

8.	Commission on letter of intent	: 2%

9.	Commission on letters of credit	: 2%

10.	Country regions
	Country region A:	Belgium, Germany, Luxemburg, France, Great Britain, Ireland, Austria, Switzerland
	Country region B:	Sweden, Norway, Finland, Denmark, Iceland, Spain, Italy, Portugal, Czech Republic, Slovakia, Poland, Greece, Hungary, Romania, Canada, United States of America
	Country region C:	other countries

CREDIT LIMITS

11.	Information fees per Credit Limit application
	- for Debtors established in the Netherlands	: EUR 15
	- for Debtors established in a region A country	: EUR 20
	- for Debtors established in a region B country	: EUR 35
	- for Debtors established in a region C country	: EUR 75

12.	Renewal fees per Credit Limit per year
	- for Debtors established in the Netherlands	: EUR 15
	- for Debtors established in a region A country	: EUR 20
	- for Debtors established in a region B country	: EUR 35
	- for Debtors established in a region C country	: EUR 75

210/Standard Fee Schedule/version 3/2009	Initials:
ING Commercial Finance B .V., Trade Register no. 30201094 Utrecht

1

The renewal fees are charged at the end of each Contract Year.

ADVISORY LIMITS

13.	Information fees per Advisory Limit:
	- for Debtors established in the Netherlands	: EUR 25
	- for Debtors established in a region A country	: EUR 40
	- for Debtors established in a region B country	: EUR 75
	- for Debtors established in a region C country	: EUR 100

LEGAL COLLECTION CHARGES

14.	Claim Filing fees per Debtor	: EUR 75

15.	Commission/success fee due in cases that do not include assumption of Debtor Risk
	for Claims up to	EUR 3,000	: 15%
	for excess amounts up to	EUR 6,000	: 10%
	for excess amounts up to	EUR 15,000	: 8%
	for excess amounts up to	EUR 60,000	: 5%
	for excess amounts over	EUR 60,000	: 3%

OTHER FEES and SURCHARGES

16.	Registration fees Specification of pledged and/or assigned Receivables	: EUR 4 per delivery date

17.	Processing days for incoming- and outgoing money transfer:
	Incoming flows of money via ING Bank N.V.	: 1 day
	Incoming flows of money via other banks	: 2 days
	Outgoing flows of money	: 1 day

18.	Fees for keeping additional account records (per client number)	: EUR 150 per year

19.	Subscription fees Creditview	: EUR 300 per year

20.	Administration fees for preparation of Agreements, including Security Agreements, insofar as prepared in connection with the renewal or revision of Agreements	: EUR 175 per deed

21.	Fees for issuance of bank statement at Client’s request	: EUR 150 per statement

22.	Fees of legal advice to, or legal activities for the benefit of, ING ComFin, by in-house lawyers, such after prior consultation with Client	: EUR 250 per hour
	Costs of external experts engaged by ING ComFin, such as attorneys, accountants, appraisers, interim managers and other consultants	: passed on

23.	Commissions and costs charged by banks (including ING Bank N.V.) for payment services between ING ComFin, Client and/or Debtors	: passed on

24.	Costs of registration and/or execution of notarial documents	: passed on

25.	Overdraft commission:
1 % per quarter, calculated on the highest amount of the overdraft of a Facility limit in that quarter.

26.	Interest for late payment:
3 % per month, calculated on the amount not paid on time, where a new calender month is calculated as a full month.
210/Standard Fee Schedule/version 3/2009

2

ATTACHMENT 3
TO AGREEMENT ON STOCK FINANCING AND
FINANCING OF ACQUISITION OF GOODS
BY AND BETWEEN:
1.
The private company with limited liability Constar International Holland (Plastics) B.V. (Company number 09046375), incorporated and existing under the laws of the Netherlands, with its registered office at Didam and its principal place of business in (6902 PA) Zevenaar at Hengelder 42, further also referred to as “the Client”;

2.
The private company with limited liability ING Commercial Finance B.V. (Company number 30201094), incorporated and existing under the laws of the Netherlands, with its registered office at Amsterdam and its principal place of business in (3981 AZ) Bunnik, Runnenburg 30, further also referred to as “ING ComFin”;

Article 7
Acquisition value:
Cost price of the raw materials, including a margin for overhead (labour, machinery and energy)
Rate of current value of goods acquisition:
50%
Absolute maximal amount of stock financing and/or financing of acquisition of goods:
At (the) most 100 % of the advance financing equal to the maximum amount pursuant to the FSA.
Article 8
Calculation rules:
Stock finished product in the Netherlands, not older than twelve months, minus(retention) creditors
Article 10
Frequency:
Monthly, together with the creditor balance list
Article 17
Monthly operational fee:
Nihil
One-off commission for agreement execution:
Nihil
Debit interest:

EURIBOR / plus surcharge	: 1 month / plus surcharge 2%
With minimal interest from	: — % annually

ING ComFin reserves the right to change interest rate at any time, if financial market situation gives justified reasons to do so. Client may refuse to accept any such change, in which event Client is obligated to terminate any and all agreements between Client and ING ComFin in accordance with Article 4.1 of the FSA.
Interest is calculated on the actual balance accepted by the Client based on this Agreement in appropriate amounts.
Credit commission : 1/24 % per month
All above mentioned commissions and costs were calculated less VAT. If external, internal or general cost development gives justified reasons, said commissions and costs may be adjusted by ING ComFin with immediate effect. If ING ComFin serves notice on an increase in commission, the Client has a right to terminate this Agreement. Client may then terminate this Agreement under the same conditions described in article 4.1 of the FSA and/or this Agreement.
Any taxes, if applicable, bank and transfer charges related to delivery of goods and/or provision of services, if such are or will be due to ING ComFin notwithstanding the title, together with costs related to internal processing costs, will be added to the account of the Client and remain due upon first demand of ING ComFin. Simultaneously tariffs on standard cost items set out in the List of Standard Tariffs are valid and binding.
Accepted and signed in two copies in Bunnik on 14-4-2010
CONSTAR INTERNATIONAL HOLLAND (PLASTICS) B.V.
It’s managing director
A. Bloemendal
/s/A. Bloemendal
ING COMMERCIAL FINANCE B.V.
/s/Mark Putters and /s/Sandy Brouwer